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                                                                    Exhibit 4(b)


                                   SUNAMERICA
                             EXECUTIVE SAVINGS PLAN

                       RESTATED EFFECTIVE JANUARY 1, 1997
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                                   SUNAMERICA

                             EXECUTIVE SAVINGS PLAN


                  WHEREAS, SunAmerica Inc. (the "Company") and certain of its affiliates maintain a tax-qualified profit-sharing plan which includes a pre-tax 401(k) plan feature ("401(k) Plan"); and

                  WHEREAS, under the 401(k) Plan certain highly compensated employees are prevented by the tax laws from making the full amount of contribution they desire to make; and

                  WHEREAS, the Company established, effective April 1, 1989, a plan ("Plan") to permit eligible employees to defer amounts they cannot now defer under the 401(k) Plan and for certain other purposes; and

                  WHEREAS, the Company now wishes to amend the Plan so that the deferrals under the Plan are more closely coordinated with the limitations applicable to the 401(k) Plan; and

                  WHEREAS, the Company wishes to make certain other changes to the Plan;

                  NOW, THEREFORE, the SunAmerica Executive Savings Plan (formerly titled "SunAmerica Supplemental Deferral Plan" and "Broad Inc./SunAmerica Supplemental Deferral Plan") is hereby restated in its entirety, effective as of January 1, 1997, as set forth below. The provisions of this restated Plan shall apply to all existing amounts credited under the Plan prior to its restatement.
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                                    ARTICLE I
                                   DEFINITIONS

                  When used in this Plan, the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

                  1.1 "Account" means the records maintained by the Plan Administrator to determine each Participant's interest under this Plan. Such Account may be reflected as a book reserve entry in the Company's accounting records, or as a separate account under the Trust, or as a combination of both. Each Participant's Account shall consist of at least two subaccounts: a Deferral Subaccount and a Company Matching Subaccount. The Plan Administrator may establish such additional subaccounts as it deems necessary for the proper administration of the Plan.

                  1.2 "Anniversary Date" means the last day of each Plan Year.

                  1.3 "Available 401(k) Deferral" has the meaning set forth in
Section 3.2(a)(2).

                  1.4 "Base Compensation" means an Eligible Employee's Compensation, reduced by any amounts which the Plan Administrator determines constitutes incentive compensation (including incentive compensation paid to marketing and non-marketing employees).

                  1.5 "Beneficiary" means the person or persons last designated in writing by the Participant to receive the amounts provided by this Plan in the event of such Participant's death; or if no designation shall be in effect at the time of a Participant's death or if all designated Beneficiaries shall have predeceased the Participant, then the Beneficiary shall be the following (in the priority order listed):



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                  i) The trustee then existing of any inter vivos (living) trust
(including any amendment thereto up to the time of the Participant's death) established by the Participant for the benefit of the Participant's surviving spouse and/or issue, provided the Participant's surviving spouse (if there be one) is either a signatory thereto, or acknowledges, in writing to the Plan Administrator, such surviving spouse's approval thereof;

                  ii) Such Participant's surviving spouse, if any;

                  iii) The Participant's lawful living issue (including adopted issue) who survive such Participant, with each such issue's beneficial interest to be determined by right of representation;

                  iv) Otherwise, the Participant's estate.

                  1.6 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.7 "Company" means SunAmerica Inc. (a Maryland corporation) or its successor or successors.

                  1.8 "Company Matching Subaccount" means the subaccount of a Participant's Account maintained to reflect his interest in the Plan attributable to the Company's matching credits or contributions.

                  1.9 "Compensation" means the gross amount of salary or wages paid to an Eligible Employee on the books of the Employer on account of a Plan Year, including overtime payments, commission payments, and bonus payments, and also including any amount of salary or wages which the Eligible Employee elects to defer under the 401(k) Plan or this Plan, or to contribute on a pre-tax basis under Section 125 to a healthcare or similar plan.



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                  1.10 "Deferral Subaccount" means the subaccount of a
Participant's Account maintained to reflect his interest in the Plan attributable to his deferrals of Compensation.

                  1.11 "Election Form" means the form prescribed by the Plan Administrator on which a Participant may specify the amount of his Compensation that is to be deferred pursuant to the provisions of Section II, whether the Participant's Available 401(k) Deferral should be contributed to the 401(k) Plan, and the timing and form of benefit payment requested by the Participant.

                  1.12 "Eligible Employee" means any management or highly compensated employee of an Employer designated by the Plan Administrator as an employee eligible to participate in the Plan. The Plan Administrator shall limit Eligible Employee status to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

                  1.13 "Employer" means the Company and any affiliate or subsidiary which adopts the Plan with the consent of the Company.

                  1.14 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  1.15 "401(k) Matching Contribution" has the meaning set forth in Section 3.2(b)(2).

                  1.16 "401(k) Plan" means the SunAmerica Inc. Profit Sharing and Retirement Plan, as it may be amended from time to time.

                  1.17 "Participant" means any Eligible Employee who elects to defer


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Compensation under this Plan.

                  1.18 "Plan" means the SunAmerica Executive Savings Plan, as it may be amended from time to time. This Plan constitutes an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

                  1.19 "Plan Year" means the 12-month period January 1 to December 31.

                  1.20 "Plan Administrator" means the committee or individual appointed pursuant to the provisions of this Plan to administer this Plan.

                  1.21 "Trust" means the grantor trust maintained under the terms of the Trust Agreement.

                  1.22 "Trust Agreement" means that certain agreement, known as the Broad Inc./SunAmerica Supplemental Deferral Trust Agreement, entered into by and between the Company and the Trustee simultaneously herewith, as amended from time to time.

                  1.23 "Trustee" means the one or more persons (including an organization) who have entered into the Trust Agreement as Trustee of the Trust thereunder, and any duly appointed successor.

                  1.24 "Valuation Date" means the Annual Valuation Date, December 31, and any other date(s) selected by the Plan Administrator as of which the assets of the Plan are valued.


                                   ARTICLE II
                                  PARTICIPATION



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                  2.1 Eligibility. Each individual designated as an Eligible
Employee shall be eligible to participate in this Plan.

                  2.2 Deferral Election. Each Eligible Employee may elect to defer any whole percentage up to 90% of his Compensation in the manner described in Section 2.3. Notwithstanding the foregoing, no Eligible Employee shall be allowed to defer Compensation to the extent the Plan Administrator determines that such compensation should be withheld to pay the employee's portion of taxes under the Federal Insurance Contributions Act, any state, federal or local income taxes, payments required to maintain coverage for the employee or the employee's dependents under any welfare plan or program of the Company, or any similar payment. Any amount of Compensation deferred by a Participant hereunder shall be distributed as provided in Sections 3.2, 3.4 and 3.5.

                  2.3 Time and Manner of Election. When an employee of the Company first becomes an Eligible Employee, he may make a prospective election to defer Compensation at any time within 30 days after the date on which he becomes an Eligible Employee. However, such election must be made prior to the period of service for which the Compensation subject to the deferral election would otherwise be payable. Any subsequent deferral election by the Eligible Employee must be made not later than December 31st of the Plan Year preceding the Plan Year for which the Compensation subject to the deferral election would otherwise be payable.

                  An election to defer Compensation must be made in writing on an Election Form and must be filed with the Plan Administrator. The Election Form must specify the Compensation to be deferred in the manner set forth on the Election Form. If an Eligible Employee fails to file an Election Form with the Plan Administrator by the prescribed time, he


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will be deemed to have elected not to defer any Compensation under this Plan.
Except as provided in Section 2.4, a Participant may not discontinue or change his election for a year which he has elected to defer after the applicable election date.

                  2.4 Change of Election. Upon written notice to the Plan Administrator delivered not less than ten days prior to the end of a Plan Year, a Participant may increase, decrease, or discontinue his deferral election for the following Plan Year; provided, however, that (a) the election to increase, decrease, or discontinue the amount deferred, and (b) the amount to be deferred after such election, are within the limitations set forth in Sections 2.2 and
2.3. If the Participant fails to deliver a change of election form in the manner provided in this section, his deferral election shall remain in effect for the following Plan Year. In addition, a Participant may at any time terminate an election and discontinue future deferrals of Compensation under this Plan during the Plan Year by providing written notice to the Plan Administrator not less than ten days prior to the start of the next payroll period for which Compensation will be payable. In such event, Compensation earned for services subsequent to such termination will be paid directly to the Eligible Employee and will not be subject to his prior deferral election. A Participant who elects to discontinue participation in the Plan for a Plan Year may not recommence participation in the Plan until the next following Plan Year.

                  2.5 Coordination with 401(k) Plan Election. At the time a Participant makes an election under Section 2.3 or changes an election under
Section 2.4, the Participant shall also separately elect whether the Participant's Available 401(k) Deferral (if any) should be contributed to the 401(k) Plan, as described in Section 3.2(a). Such election shall be irrevocable for the Plan Year to which it relates. The election made under this Section 2.5 shall be in lieu of any other election to make elective deferrals under the 401(k) Plan. A Participant may make


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elective deferrals under the 401(k) Plan only as provided in this Plan.


                                   ARTICLE III
                              PARTICIPANT ACCOUNTS

                  3.1 Establishment of Accounts. The Plan Administrator shall open and maintain an Account for each Participant. Separate records shall be maintained of each Participant's Deferral Subaccount and Company Matching Subaccount. The Plan Administrator shall maintain Account and Subaccount records with respect to any amounts transferred to the Trustee as provided in Section 3.7, or contributed to the 401(k) Plan as provided in Section 3.2.

                  3.2 Accounting for Participants' Interests.

                  (a) Deferral Subaccount.

                  (1) Initial Crediting of Subaccount. Each Participant's Deferral Subaccount shall be initially credited with the amounts of Compensation deferred by the Participant at the time such amounts would otherwise have been payable to the Participant.

                  (2) Debiting of Subaccount by Available 401(k) Deferral. As soon as feasible following the end of a Plan Year, the Plan Administrator shall determine, in conjunction with the administrator of the 401(k) Plan, each Participant's Available 401(k) Deferral. The Plan Administrator shall determine each Participant's Available 401(k) Deferral in its sole discretion, provided that: (i) the Available 401(k) Deferral for any


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                  Participant shall not exceed the amount specified in Section
                  402(g) of the Code, (ii) the Available 401(k) Deferral for any Participant, and the group of Participants as a whole, shall not exceed an amount which, if contributed as elective deferrals to the 401(k) Plan, would cause the 401(k) Plan to fail to satisfy the limitation of Code Section 401(k)(3), would increase the margin by which the 401(k) Plan fails to satisfy the limitation of Code Section 401(k)(3), or would cause the 401(k) Plan to fail to satisfy the nondiscrimination requirements of Code Section 401(a)(4). Notwithstanding the foregoing, the Plan Administrator may (but shall not be required to) establish Available 401(k) Deferral(s) in excess of the limits set forth in clause (ii) above if the administrator of the 401(k) Plan certifies that the 401(k) Plan will otherwise satisfy the limitation of Code Section 401(k)(3). The Available 401(k) Deferral for any Participant (or all Participants) may be zero if the Plan Administrator so determines in its sole discretion. In no event shall a Participant's Available 401(k) Deferral exceed the amount of Compensation deferred by the Participant for the Plan Year.

                  Each Participant's Deferral Subaccount shall be debited by the amount of the Participant's Available 401(k) Deferral at the time the Available 401(k) Deferral is contributed to the 401(k) Plan or refunded to the Participant, as specified in subsection 3.2(a)(3).

                  (3) Contribution to 401(k) Plan or Refund to Participant. If the Participant elected, pursuant to Section 2.5, to have his Available 401(k) Deferral contributed to the 401(k) Plan, then such amount shall be contributed to the 401(k) Plan as soon as practicable following the end of the Plan Year, but in no event later than the March 15 following the end of the Plan Year. If the Participant did not elect


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                  to have the Available 401(k) Deferral contributed to the
                  401(k) Plan, then the Participant's Available 401(k) Deferral shall be paid to the Participant as soon as feasible following the end of the Plan Year, but in no event later than the March 15 following the end of the Plan Year.

                  (b) Company Matching Subaccount.

                  (1) Initial Crediting of Subaccount. On a monthly basis, the Company Matching Subaccount of each Participant who is actively employed on the last day of the month shall be initially credited with the amount that the Company would have contributed to the Participant's Forfeitable Matching Contribution Account under the 401(k) Plan for such month pursuant to the provisions of Section 3.8 of the 401(k) Plan if the amount of Compensation that the Participant elected to defer under this Plan was instead deferred under the 401(k) Plan, subject to the limitations stated in Sections 3.3 and
                  3.8 of the 401(k) Plan that matching contributions shall only be made with respect to the first 4% of an Eligible Employee's Base Compensation, but without regard to the other limitations of the 401(k) Plan. The Plan Administrator may, in its sole discretion, establish a different formula for determining the matching contributions under this Plan; provided that any such formula which would reduce the available matching contribution for any Eligible Employee to less than 4% of Base Compensation shall be announced to Eligible Employees prior to the Plan Year for which such formula applies.

                  (2) Debiting of Subaccount by 401(k) Plan Matching Contribution. The Participant's Company Matching subaccount shall be debited by either (i) in the


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                  case of a Participant who elected to have his Available 401(k)
                  Deferral contributed to the 401(k) Plan, the amount actually contributed by the Company to the Participant's Forfeitable Matching Contribution Account under the 401(k) Plan, or (ii) in the case of a Participant who elected to have his Available 401(k) Deferral refunded to him, the amount which would have been contributed by the Company to the Participant's Forfeitable Matching Contribution Account under the 401(k)
                  Plan if the Participant's Available 401(k) Deferral had been contributed to the 401(k) Plan. In either case, the debiting shall be made at the time the Company makes its Matching Contribution to the 401(k) Plan for Participants.

                  3.3 Vesting of a Participant's Account. A Participant's interest in his Deferral Subaccount shall be at all times 100% vested and nonforfeitable. A Participant's interest in his Company Matching Subaccount shall be at any time vested in the same percentage in which he is vested in his Forfeitable Matching Contribution Account balance under the terms of the 401(k) Plan. If a Participant terminates employment with the Company prior to being 100% vested in his Company Matching Subaccount he will forfeit the nonvested portion of his Company Matching Subaccount as of the end of the month in which his termination of employment occurs (unless he resumes employment with the Company prior to that time). To the extent that assets representing such Participant's Company Matching Subaccount were held in the Trust, the amount so forfeited may be applied by the Company toward its matching contributions under
Section 3.2(b) for the Plan Year or a subsequent Plan Year.

                  3.4 Distribution of a Participant's Account Following Termination of Employment.


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                  (a) Request of Distribution Form. Pursuant to the Election
Form completed at the time a Participant elects to defer Compensation pursuant to Section 2.2, the Participant shall specify the form of payment which the Participant requests that his or her Account be distributed upon termination of employment. The Participant may change the request by filing a new Election Form, provided that the change is filed with the Plan Administrator at least one year prior to the Participant's termination of employment. A Participant's last timely request shall apply to the Participant's entire Account, unless the Plan Administrator explicitly provides otherwise. The optional forms of payment which may be requested are as follows:

                  (1) A lump sum payment on the date (which shall be no later than five years following termination of employment) designated by the Participant in the Participant's Election Form; or

                  (2) Annual installments over 5, 10 or 15 years, to begin on a date (which shall be no later than five years following termination of employment) designated by the Participant in the Participant's Election Form.

The amount to be paid to the Participant shall be the vested portion (determined as of termination of employment) of the Participant's Account. The vested and unpaid portion of a Participant's Account shall continue to be credited (or debited) monthly with investment gains and losses as set forth in Section 3.7(b). If installment payments are made to the Participant, the Plan Administrator shall adjust the amount of each installment as it deems appropriate to take into account investment gains or losses which occur during the period that installment payments are made. Accordingly, the crediting (or debiting) of investment gains (or losses) may result in installment payments which are not substantially equal, and may deplete the Participant's


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Account before all installment payments are made.

                  (b) Disposition of Participant's Request. If a Participant's employment with the Company terminates on or after the Participant reaches age 55, distribution of the Participant's entire Account shall be made in the form last timely requested by the Participant. If a Participant's employment with the Company terminates before the Participant reaches age 55, distribution of the Participant's entire Account shall be made, in the Plan Administrator's sole discretion, either (1) in the form last timely requested by the Participant, or
(2) a single lump sum as soon as feasible following termination of employment. The Plan Administrator shall exercise its discretion in the manner the Plan Administrator determines best serves the interests of the Company.

                  (c) Death of Participant. In the event of the death of a Participant, the Participant's entire remaining unpaid Account (adjusted for investment gains and losses through the date of payment) shall be distributed in a single lump sum to the Participant's beneficiary as soon as feasible following the Participant's death, regardless of the age of the Participant at the time of death, or any election made by the Participant prior to death.

                  (d) Transition Rule. For any Participant whose employment terminated prior to January 1, 1997, distribution shall commence as soon as feasible following January 1, 1997, and shall be made in the form of payment determined by the Committee.

                  3.5      Distributions Prior to Termination of Employment.

                  (a) Penalty Distributions. At any time, a Participant, in his sole discretion, may withdraw up to 100% of his vested Account balance subject to a penalty equal to 10% of the amount withdrawn. The 10% penalty shall be permanently and irrevocably forfeited. The


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forfeited amount shall be the property of the Company.

                  (b) Hardship Distributions. A Participant may receive a hardship distribution, subject to the approval of the Plan Administrator, if the Participant suffers a financial hardship. A financial hardship exists if the Participant demonstrates to the satisfaction of the Plan Administrator that he has suffered a severe financial hardship which is unforeseeable, and that he does not have other assets sufficient to satisfy the financial need created by the hardship. A hardship includes, but is not limited to, a hardship as defined in the 401(k) Plan. The determination of whether a Participant has suffered a hardship shall be made by the Plan Administrator in its sole discretion. A hardship distribution shall be in an amount no greater than the amount needed to satisfy the hardship, as determined by the Plan Administrator.


                  (c) Advance Election. A Participant may receive a distribution, without a penalty, of the dollar amount or percentage of his Account requested by the Participant at least three years in advance of the distribution date specified by the Participant. A Participant's election to receive a distribution under this subsection may not be revoked at any time within the three-year period preceding the date of distribution.

                  3.6 Benefits Unfunded. The benefits provided by this Plan shall be unfunded except to the extent otherwise provided herein. All amounts payable under this Plan to Participants shall be paid from the general assets of the Company, and nothing contained in this Plan or the Trust Agreement shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants, or invest assets in any particular manner. This Plan shall create only a contractual obligation on the part of the Company, and Participants shall have the status of general unsecured creditors under the Plan with respect to


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amounts of Compensation they defer hereunder or any other obligation of the
Company to pay benefits pursuant hereto. Any funds of the Company available to pay benefits pursuant to the Plan (but not any amounts held in trust) shall be subject to the claims of general creditors of the Company, and may be used for any purpose by the Company.

                  3.7      Trust Arrangements and Investment of Accounts.

                  (a) Notwithstanding Section 3.6, the Company may at any time transfer assets representing all or any portion of a Participant's Account to the Trust to be held and invested and reinvested by the Trustee pursuant to the terms of the Trust Agreement and this Section 3.7. However, to the extent provided in the Trust Agreement only, such transferred amounts shall remain subject to the claims of general creditors of the Company. To the extent that assets representing a Participant's Account are held in the Trust when his benefits under the Plan become payable, the Plan Administrator may direct the Trustee to pay such benefits to the Participant from the assets of the Trust.

                  (b) Except to the extent other investment funds or arrangements are established by the Plan Administrator or the Trustee, amounts in the Participant's Account under the Plan shall be credited (or debited) with investment gains (or losses) corresponding to investment funds established by the Plan Administrator and selected by the Participant. The Participant's election of the investment fund or funds upon which such crediting and debiting will be based, including the right to change such election with respect to his future contributions and his existing account balance, shall be handled in the manner prescribed by the Plan Administrator. Investment gains (or losses) on amounts distributed from the Plan shall be credited through the last business day of the month preceding the month in which distribution occurs.


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                                   ARTICLE IV
                               PLAN ADMINISTRATOR

                  4.1 Members. The Plan Administrator shall consist of a committee or an individual appointed by the Board to serve at its pleasure. Members of the committee shall not be required to be employees of the Company or Participants. Any committee member may resign by giving notice, in writing, filed with the Board.

                  4.2 Action. Action of the Plan Administrator may be taken with or without a meeting of committee members; provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee or the appointed individual is a Participant in the Plan, he shall not participate in any decision which solely affects his own Account. The Plan Administrator shall for purposes of administering the Plan choose a secretary who shall keep minutes of the Plan Administrator's proceedings and all records and documents pertaining to the administration of this Plan. The secretary may execute any certificate or any other written direction on behalf of the Plan Administrator.

                  4.3 Right and Duties. The Plan Administrator, on behalf of the Participants, shall administer the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

                  (a) To construe, interpret, and administer this Plan;

                  (b) To make allocations and determinations required by this Plan, and to maintain records regarding Participants' Accounts;


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                  (c) To compute and certify to the Company and the Trustee the amount and kinds of benefits payable to Participants or their Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

                  (d) To authorize all disbursements by the Company and the Trustee pursuant to this Plan and the Trust;

                  (e) To maintain all the necessary records of the administration of this Plan;

                  (f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

                  (g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

                  (h) To direct the Trustee concerning the performance of various duties and responsibilities under the Trust; and

                  (i) To establish or to change the investment options under
Section 3.7 of the Plan and the Trust.

                  The Plan Administrator has the exclusive right to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive.

                  4.4 Compensation, Indemnity and Liability. The Plan Administrator shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan Administrator shall be paid by the Company. If the Plan Administrator is a committee,


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no member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct or gross negligence. The Company shall indemnify and hold harmless the Plan Administrator and each member of the committee, if any, against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence.

                  4.5 Taxes. If the whole or any part of any Participant's Account shall become liable for the payment of any estate, inheritance, income, or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the Account of the Participant whose interests hereunder are so liable. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

                                    ARTICLE V
                                CLAIMS PROCEDURE

                  5.1 Claims for Benefits. If a Participant or Beneficiary (hereafter, "Applicant") does not receive timely payment of any benefits which he believes are due and payable under the Plan, he may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator or to the Company. If the claim for benefits is denied, the Plan Administrator shall notify the Applicant in writing within 90 days after the Plan Administrator initially received the benefit claim. Any notice of a denial of benefits shall advise the Applicant of the basis for the denial, any additional material or information necessary for the Applicant to perfect his claim, and the steps which the Applicant


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must take to have his claim for benefits reviewed.

                  5.2 Appeals. Each Applicant whose claim for benefits has been denied may file a written request for a review of his claim by the Plan Administrator. The request for review must be filed by the Applicant within 60 days after he received the written notice denying his claim. The decision of the Plan Administrator will be made within 60 days after receipt of a request for review and shall be communicated in writing to the Applicant. Such written notice shall set forth the basis for the Plan Administrator's decision. If there are special circumstances (such as the need to hold a hearing) which require an extension of time for completing the review, the Plan Administrator's decision shall be rendered not later than 120 days after receipt of a request for review.

                                   ARTICLE VI
                            AMENDMENT AND TERMINATION

                  6.1 Amendments. The Company shall have the right to amend this Plan in whole or in part from time to time by resolution of the Board or by action of the Company's Personnel, Compensation and Stock Plan Committee (or its successor, and to amend and cancel any amendments; provided, however, that no action under this Section shall cancel or adversely affect amounts credited at that time to any Participant's Account. An amendment shall be in writing and executed by a duly authorized officer of the Company. All Participants shall be bound thereby.

                  6.2 Discontinuance of Plan. The Company expects to continue this Plan, but does not obligate itself to do so. The Company reserves the right to discontinue and terminate the Plan at any time, for any reason (including a change, or an impending change, in the tax laws


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of the United States or any State) by resolution of the Board. If the Plan is terminated, the Plan Administrator shall be notified of such action in a writing executed by a duly authorized officer of the Company, and the Plan shall be terminated at the time therein set forth. Termination of the Plan shall be binding on all Participants, but in no event may such termination cancel or adversely affect amounts credited at that time to any Participant's Account. If this Plan is terminated, amounts theretofore credited to Participants' Accounts shall either be paid to them immediately, or in some other manner consistent with the provisions of Section 3.4, as determined by the Board in its sole discretion.

                                   ARTICLE VII
                                  MISCELLANEOUS

                  7.1 Limitation on Participant's Rights. Participation in this Plan shall not give any Participant the right to be retained in the Company's employ or any right or interest in this Plan or any assets of the Company other than as herein provided. The Company reserves the right to terminate any Participant without any liability for any claim against the Company except to the extent provided herein.

                  7.2 Other Plans. This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

                  7.3 Receipt or Release. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

                  7.4 Governing Law. This Plan shall be construed, administered, and governed in all respect in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of California. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

                  7.5 Gender, Tense, and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

                  7.6 Successors and Assigns. This Plan shall inure to the benefit of and be binding upon, the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Account of a Participant shall not be assignable or transferrable and, except as provided by
Section 4.5, any purported transfer, assignment, encumbrance or attachment thereof shall be void and of no effect. In the event of a dispute involving any individual's right to receive the distribution of the Account, the Plan Administrator or the Company may enter an interpleaded action. Payment of the Account to a court of competent jurisdiction with proper notice to the appropriate parties in dispute shall be in full satisfaction of all claims against the Plan Administrator and the Company as to the Account, and shall be equivalent to a receipt and release pursuant to Section 7.3.

                IN WITNESS WHEREOF, the Company has caused this restated Plan to be executed by its duly authorized officer as of __________________, 1996.

                                                         SUNAMERICA INC.



By:

                                AMENDMENT 1999-1

                                   SUNAMERICA
                             EXECUTIVE SAVINGS PLAN



         WHEREAS SunAmerica Inc., a Maryland corporation ("SAI"), maintained the SunAmerica Executive Savings Plan (the "Plan"); and

         WHEREAS as a result of the merger of SAI with and into American International Group, Inc. (the "Company") as of January 1, 1999, the Company has assumed the rights and obligations of SAI under the Plan; and

         WHEREAS the Company has the right to amend the Plan; and

         WHEREAS effective January 1, 2000, the Company adopted the SunAmerica Five Year Deferred Cash Plan (the "Deferred Cash Plan"); and

         WHEREAS the Company now wishes to amend the Plan to allow up to 90% of a Participant's distributions from the Deferred Cash Plan to be subject to an election of deferral under the Plan;

         NOW THEREFORE the SunAmerica Executive Savings Plan is hereby amended effective January 1, 2000 as follows:

         1.       Section 1.8 is amended to read in its entirety as follows:

                  "1.8 "Company" Matching Subaccount" means the subaccount of a Participant's Account maintained to reflect his interest in the Plan attributable to the matching credits or contributions of the Company's subsidiary, SunAmerica Inc., a Delaware corporation."

         2.       Section 6.1 is amended to read in its entirety as follows:

                  "6.1 Amendments. The Company shall have the right to amend this Plan in whole or in part from time to time by resolution of the Board of Directors of the Company or the Stock Option and Compensation Committee thereof, and to amend and cancel any amendments; provided, however, that no action under this Section shall cancel or adversely affect amounts credited at that time to any Participant's Account.
         All Participants shall be bound by such amendments."

         2. Section 7.4 is amended by (1) designating the existing provision as subsection 7.4(a); (2) deleting from "in accordance with applicable federal law and, to the extent not preempted by federal law," in the second and third lines;
(3) changing "California" to "New York" where it appears in the existing provision; and (3) adding the following to the end thereof:

                  "(b) BY PARTICIPATING IN THIS PLAN, THE PARTICIPANT AND THE COMPANY HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT (OR, IF CONCURRENT JURISDICTION EXISTS, STATE COURT) LOCATED IN THE COUNTY OF NEW YORK OVER ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN. The Company and the Participant acknowledge that the forum designated by this section has a reasonable relation to the Plan and the Participant's relationship with the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action, suit or proceeding in any other court for the purpose of enforcing the provisions of this section.

                  (c) The agreement by the Company and the Participant as to forum is independent of the law that may be applied in the action, suit or proceeding, and the Company and the Participant (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which now or hereafter may have to personal jurisdiction or to the laying of venue of any such action, suit or proceeding in any court referred to in subsection (b), (iii) undertake not to commence any action, suit or proceeding arising out of or relating to or concerning the Plan in any forum other than a forum described in this section, and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such action, suit or proceeding in any such court shall be conclusive and binding upon the Company and the Participant.

                  (d) The Participant, as a condition to the Participant's participation in the Plan, irrevocably appoints the Corporate Secretary of the Company as the Participant's agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning the Plan, who shall promptly advise the Participant of any such service of process.

                  (e) The Participant hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this section, except that the Participant may disclose information concerning such dispute to the court that is considering such dispute or to the Participant's legal counsel (provided that such counsel agrees not to disclose any such information other than is necessary to the prosecution or defense of the dispute)."

         3. The Plan is amended by adding the "Deferred Cash Plan Appendix" as set forth below:

                       "SUNAMERICA EXECUTIVE SAVINGS PLAN

                           DEFERRED CASH PLAN APPENDIX"

                  1. PURPOSE. This Appendix is part of the SunAmerica Executive Savings Plan ("Plan"). Terms which are defined in the Plan shall have the same meaning when used in this

Appendix. Under this Appendix, individuals who are Participants in the Plan as well as in the SunAmerica Inc. Five Year Deferred Cash Plan (the "Deferred Cash Plan") may elect to defer a portion of the payments they would otherwise receive under the Deferred Cash Plan, pursuant to the rules set forth in this Appendix.

                  2.       DEFERRED CASH PLAN ELECTION.

                           (a) Each Eligible Employee who is also a Participant
                  in the Deferred Cash Plan (a "DCP Participant") may elect to defer any whole percentage up to 90% of the distributions which would otherwise be made to the DCP Participant under the Deferred Cash Plan. An individual who is not an Eligible Employee is not considered a DCP Participant under this Appendix, and is not permitted to defer his or her Deferred Cash Plan payments hereunder. No more than 90% of the amount otherwise payable under the Deferred Cash Plan in any calendar year may be deferred under this Appendix. Notwithstanding the foregoing, no DCP Participant shall be allowed to defer an amount otherwise payable under the Deferred Cash Plan to the extent the Plan Administrator determines that such amount should be withheld to pay the employee's portion of taxes under the Federal Insurance Contributions Act, any state, federal or local income taxes, payments required to maintain coverage for the employee or the employee's dependents under any welfare plan or program of the Company, or any similar payment.

                           (b) Any election by a DCP Participant to defer
                  amounts otherwise payable from the Deferred Cash Plan shall be made pursuant to a "Deferred Cash Plan Election." A Deferred Cash Plan Election must be made not later than the December 31 which is at least 12 months prior to the date on which the payment under the Deferred Cash Plan would have been made in the absence of the Deferred Cash Plan Election. Thus, for example, for payments which would otherwise be made under the Deferred Cash Plan in the year 2002, the Deferred Cash Plan Election must be made no later than December 31, 2000. Notwithstanding the foregoing, for amounts which would otherwise be paid from the Deferred Cash Plan in the year 2001, the Deferred Cash Plan Election may be made no later than March 1, 2000.

                           (c) Each Deferred Cash Plan Election shall be made
                  with respect to the payments which would otherwise be made under the Deferred Cash Plan in a calendar year. Thus, for example, if a DCP Participant has more than one "Award" under the Deferred Cash Plan, then the Participant may make a single election concerning the payments under all Awards which would otherwise become payable in a single calendar year. Alternatively, if permitted by the Plan Administrator, separate Deferred Cash Plan Elections may be permitted for each Award under the Deferred Cash Plan.

                           (d) A Deferred Cash Plan Election must be made in
                  writing on a form prescribed by the Plan Administrator. The form shall provide that the Participant may specify the amount that is to be deferred and the timing and form of payment requested by the Participant. A Participant may not discontinue or change his Deferred Cash Plan Election following the deadline for making a Deferred Cash Plan Election.

                  3.       INVESTMENT AND DISTRIBUTION.

                           (a) Amounts deferred pursuant to a Deferred Cash Plan
                  Election shall be credited to the Participant's Deferral Subaccount. Such amounts shall be credited with investment gains and losses as provided in this Plan.

                           (b) Any amounts deferred pursuant to a Deferred Cash
                  Plan Election which
remain undistributed upon a DCP Participant becoming a "Normal Retiree," as defined below, shall be distributed as elected by the DCP Participant pursuant to the other provisions of this Plan. A DCP Participant becomes a Normal Retiree upon satisfying the age and service requirements for normal retirement under the AIG Retirement Plan, as amended from time to time (without regard to whether the DCP Participant is a participant in the AIG Retirement Plan). Any other amounts deferred pursuant to a Deferred Cash Plan Election shall be distributed according to whichever of the following results in the earliest payment of the amounts deferred:

                                    (1) The distribution elected by the DCP
                           Participant pursuant to the other provisions of this Plan;

                                    (2) In a lump sum of any remaining unpaid
                           amounts with respect to all of the DCP Participant's Awards under the Deferred Cash Plan as soon as feasible following termination of employment;

                                    (3) In a lump sum of any remaining unpaid
                           amounts with respect to any particular Award under the Deferred Cash Plan as soon as feasible following the tenth anniversary of the granting of such Award.

                           (c) The provisions of this Plan allowing for penalty
                  distributions, hardship distributions and distributions pursuant to an advance election shall apply to amounts deferred pursuant to a Deferred Cash Plan election.

                  4. NO 401(k) COORDINATION. Section 2.5 of the Plan, concerning coordination with the 401(k) Plan, shall not apply to amounts deferred under this Appendix. Amounts deferred under this Appendix shall not be available for deferral to the 401(k) Plan, and shall not be eligible for credits to the Participant's Company Matching Subaccount under the Plan.

                  5. OTHER PROVISIONS. The Plan Administrator shall determine the extent to which the other provisions of the Plan apply to amounts deferred pursuant to a Deferred Cash Plan Election.